Exhibit 99.1

 Corrected Transcript

23-Feb-2021

Targa Resources Corp. (TRGP)

Q4 2020 Earnings Call

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Targa Resources Corp. (TRGP) Q4 2020 Earnings Call	Corrected Transcript 23-Feb-2021

CORPORATE PARTICIPANTS

Sanjay Lad

Vice President, Finance & Investor Relations, Targa Resources Corp.

Matthew J. Meloy

Chief Executive Officer & Director, Targa Resources Corp.

Jennifer Kneale

Chief Financial Officer, Targa Resources Corp.

D. Scott Pryor

President-Logistics and Transportation, Targa Resources Corp.

OTHER PARTICIPANTS

Jeremy Tonet

Analyst, JPMorgan Securities LLC

Tristan Richardson

Analyst, Truist Securities, Inc.

Shneur Z. Gershuni

Analyst, UBS Securities LLC

Ujjwal Pradhan

Analyst, Bank of America Merrill Lynch

Christine Cho

Analyst, Barclays Capital, Inc.

Spiro Dounis

Analyst, Credit Suisse Securities (USA) LLC

Keith Stanley

Analyst, Wolfe Research LLC

Pearce Hammond

Analyst, Piper Sandler & Co.

Michael Blum

Analyst, Wells Fargo Securities LLC

James Carreker

Analyst, USCA Securities LLC

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, thank you for standing by, and welcome to the Targa Resources Corp. Fourth Quarter 2020 Earnings Conference Call. At this time, all participants are in listen-only mode. After the speakers’ presentation, there will be a question-and-answer session. [Operator Instructions]

I would now like to hand the conference over to your speaker today, Sanjay Lad, Vice President of Finance and Investor Relations. Thank you. Please go ahead.

Sanjay Lad

Vice President, Finance & Investor Relations, Targa Resources Corp.

Thanks, Sherry. Good morning and welcome to the fourth quarter 2020 earnings call for Targa Resources Corp. The fourth quarter earnings release along with the fourth quarter earnings supplement presentation for Targa Resources that accompany our call are available on our website at targaresources.com in the Investors section. In addition, an updated investor presentation has also been posted to our website.

Statements made during this call that might include Targa Resources’ expectations or predictions should be considered forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in forward-looking statements. For a discussion of factors that could cause actual results to differ, please refer to our latest SEC filings.

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Targa Resources Corp. (TRGP) Q4 2020 Earnings Call	Corrected Transcript 23-Feb-2021

Our speakers for the call today will be Matt Meloy, Chief Executive Officer; and Jen Kneale, Chief Financial Officer. Additionally, the following senior management team members will be available for the Q&A session: Pat McDonie, President, Gathering and Processing; Scott Pryor, President, Logistics and Transportation; and Bobby Muraro, Chief Commercial Officer.

And with that, I’ll now turn the call over to Matt.

Matthew J. Meloy

Chief Executive Officer & Director, Targa Resources Corp.

Thanks, Sanjay, and good morning. 2020 had its ups and downs but it ended up being a really good year for Targa. Record EBITDA, record volumes, but the thing I’m most proud of is how our Targa team responded to the numerous challenges throughout the year, including COVID-19. And now, with the recent cold weather that affected Texas and many other states, 2021 has arrived with its own challenges.

Our employees have done a tremendous job working in very difficult conditions, many without power, heat and water in their home. So, I’d like to thank Targa employees for all their hard work and dedication. We are exceptionally proud of our Targa team who managed through these extreme conditions and continued to operate our facilities safely.

The most recent winter storm impacted both our gathering and processing and downstream operations. Over the trailing 10 days, we experienced, on average, a 50% reduction across our G&P and downstream system volumes. Volumes are continuing to ramp and current rates have since returned to around 90% of pre severe weather levels. This overall event is still relatively short-term in nature and we are comfortable with the full-year 2021 guidance that we published last week. Our long-term business outlook continues to be strong.

Let’s now turn to 2020 highlights. Our overall business performed very well, led by our position in the Permian Basin and our integrated NGL platform. Full-year 2020 adjusted EBITDA of $1.64 billion exceeded the top-end of our guidance range and was within our initial range presented in early 2020. We believe that our key strategic efforts around re-contracting to add fees in gathering and processing, reducing growth capital spending, identifying opportunities to reduce operating and G&A expenses, reducing our dividend, and focusing on integrated opportunities position us for a successful 2021 and beyond.

In 2020, we completed several major projects on time and on budget, including two processing plants in the Permian, two fractionation trains in Mont Belvieu, the phased expansion of our LPG export capabilities, and the extension of our Grand Prix Pipeline into Central Oklahoma. These expansions position Targa to benefit from increasing operating leverage moving forward. Our total net growth capital spending for 2020 was about $600 million, which was about $100 million below the bottom-end of our range, driven by the high-grading of growth opportunities and a huge effort by our engineers and operators to be creative and capital-efficient.

In 2020, increasing EBITDA and reduced growth capital spending resulted in improving leverage metrics, and we exited 2020 with reported leverage of 4.7 times, a meaningful reduction from the 5.5 times leverage to end 2019. Higher EBITDA and lower growth CapEx also provided additional flexibility to be opportunistic throughout the year, which resulted in us buying back publicly traded notes, common equity and a small piece of the TRC preferred shares, all at very attractive prices.

Looking ahead, we estimate full-year 2021 adjusted EBITDA to be between $1.675 billion and $1.775 billion. Net growth capital spending in 2021 will be significantly lower, which we estimate to be between $350 million and $450 million, positioning us to generate increasing free cash flow after dividend to continue to reduce leverage.

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Targa Resources Corp. (TRGP) Q4 2020 Earnings Call	Corrected Transcript 23-Feb-2021

We expect to end 2021 with reported leverage of around 4.25 times. This guidance is inclusive of our limited exposure from some of the recent government actions around activity on federal lands, with less than 5% of Targa’s Permian volumes currently from affected areas.

Let’s now turn to our operational performance and business outlook. Starting in the Permian, during 2020, our systems across the Midland and Delaware Basins demonstrated significant resiliency despite reduced activity levels and temporary shut-ins which impacted the industry. Targa’s 2020 Permian inlet volumes increased 19% over 2019, and we expect to benefit from this positive momentum as we move through 2021.

During the fourth quarter, we took a number of our plants in the Permian Midland down for maintenance and this has allowed for improved NGL recoveries across our system. We are seeing increasing activity levels across both our Midland and Delaware footprints. For 2021, we expect our average total Permian inlet volumes to increase between 5% and 10% over 2020. With our Permian Midland system running close to capacity, our new 200 million cubic feet per day Heim Plant will be much needed and remains on track to begin operations during the fourth quarter of 2021. And we currently have adequate processing capacity in Permian Delaware to accommodate our anticipated growth in 2021.

The supply growth from our Permian G&P systems will continue to drive increase in volumes through our Grand Prix Pipeline and our fractionation complex in Mont Belvieu, in addition to incremental supply available to move across our LPG export facility. Moving on to the Badlands, our gas volumes during the fourth quarter sequentially increased 4% and our crude volumes were flat relative to the third quarter. We are seeing activity levels and completions increase across our system, which is a positive sign.

Turning to our Central region, which continues to largely be in decline, gas inlet volumes in the fourth quarter declined 5% over the third quarter. We continue to have some shut-in volumes in SouthOK, which we expect to come back online in the first half of 2021. Overall, we expect volumes across our Central systems to be lower in 2021 relative to 2020. For 2021, we estimate the volume growth in our Permian region to offset anticipated declines across our Central regions and estimate our total Field G&P inlet volumes in 2021 to be flat year-over-year.

The durability of our Gathering and Processing segment margin has strengthened, as we have reduced our commodity exposure by adding fees and fee floors to our G&P contracts. Our Permian G&P business is now approximately 65% fee-based and overall we estimate about 85% fee-based margin across all of Targa for 2021. The financial performance of our G&P segment is now more driven by volume throughput and fees, as opposed to direct commodity prices, which was evidenced in our 2020 results. With the fee floor arrangements we have in place, we will continue to benefit as prices rise.

Shifting to our Logistics and Transportation segment, our Grand Prix Pipeline continues to perform very well. Fourth quarter throughput volumes on Grand Prix sequentially increased 18%, driven by increasing NGL production from Targa’s Permian plants, including our new Gateway Plant. Our Grand Prix extension in the Central Oklahoma began operations at the end of the fourth quarter.

We expect strong performance on Grand Prix to continue throughout 2021 and estimate deliveries into Mont Belvieu to increase 25% or more over 2020 average throughput. At our fractionation complex in Mont Belvieu, fourth quarter fractionation volumes remained strong and also benefited from working down inventory we built as a result of our scheduled maintenance and upgrades performed during the third quarter at our facilities.

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Targa Resources Corp. (TRGP) Q4 2020 Earnings Call	Corrected Transcript 23-Feb-2021

Our LPG export services business at Galena Park continued to perform well as we moved a Targa record 11.3 million barrels per month during the fourth quarter, benefiting from a full quarter of our recently completed phased expansion, in addition to capturing some short-term volumes during the fourth quarter driven by strong fundamentals, and the outlook for full 2021 remains strong.

In the past, we have talked about capacity at our export facility to be about 15 million barrels per month. Now that we’ve gone through a full quarter of operations following our expansion and to appropriately manage expectations going forward, we think that our effective working capacity at Galena Park is about 12.5 million barrels per month. There is potential to exceed that for a given month if we load more butanes, but we think that up to 12.5 million barrels per month is a better representation of our overall working capacity.

As we look forward, we are in a position where we expect to have the ability to capture growth opportunities from the Permian without having to spend much incremental CapEx on Grand Prix, fractionation or LPG export facilities. This puts Targa in a position to generate strong returns going forward and increasing free cash flow after dividends available to reduce debt and further strengthen our financial position. With our premier integrated asset position and our talented employees, Targa is well-positioned for the longer term.

With that, I will now turn the call over to Jen

Jennifer Kneale

Chief Financial Officer, Targa Resources Corp.

Thanks, Matt. Targa’s reported quarterly adjusted EBITDA for the fourth quarter was $438 million, increasing 5% over the third quarter. During the fourth quarter, Targa generated free cash flow of $215 million. Higher sequential operating expenses were primarily attributable to certain onetime hurricane repairs and integrity spending during the fourth quarter and additional assets being fully online.

Higher G&A expenses were attributable to higher compensation and legal costs. Our full-year 2020 reported adjusted EBITDA was $1.64 billion, exceeding the high-end of our financial guidance range, and we generated $575 million of free cash flow in the year. Through extensive cost reduction efforts, in 2020 we achieved significant aggregate expense savings versus our plan, and we expect many of these savings to carry forward into 2021 and beyond, particularly related to labor.

Looking to 2021, we do expect operating and G&A expenses to be modestly higher than 2020, largely from additional assets and service that will drive both additional OpEx and ad valorem costs and also higher insurance costs. Greater volume throughput across our system will also result in higher costs.

We remain significantly hedged for 2021 and continue to add hedges for 2021 and beyond. Relative to when we last reported in November, we added incremental hedges beyond our programmatic levels across most commodities as we benefited from higher prices, particularly in the prompt year. You can find our usual hedge disclosures in our earnings supplement presentation.

During the fourth quarter and through the start of this year, we’ve continued to make progress on another one of our priorities, capital structure simplification. In the fourth quarter, we redeemed our $125 million of 9% preferred units at TRP, and we’ll benefit from interest and administrative cost savings. We also purchased at par approximately $46 million of our 9.5% preferred shares at TRC, which become callable at 110% of par in March of 2021, so benefited from a discounted price and interest savings.

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Targa Resources Corp. (TRGP) Q4 2020 Earnings Call	Corrected Transcript 23-Feb-2021

In both the fourth quarter and thus far in 2021, we are continuing to manage our liquidity position. We issued $1 billion of new senior notes due in 2032 at an attractive 4% coupon. This allows us to push our maturity stack and generate interest savings. And we currently have about $2.7 billion of available liquidity, providing significant flexibility looking forward.

Our consolidated reported debt to EBITDA ratio was approximately 4.7 times. As Matt mentioned, our progress on improving our leverage ratio is well underway, improving from 5.5 times at the end of 2019 to 4.7 times at the end of 2020, to an expectation of around 4.25 times at the end of 2021, as we move towards our long-term consolidated leverage ratio target of 3 to 4 times.

Since our November earnings call disclosure, we repurchased an additional approximately 980,000 shares of common stock under our $500 million share repurchase program. In total, we have repurchased approximately $92 million of common shares at an average price of $16.68 per share.

We received a lot of positive feedback from our additional DevCo disclosures in November and have no changes to the underlying assumptions that we presented then. Our base case continues to be a full repurchase of the DevCo joint ventures in the first quarter of 2022, which would create attractive EBITDA growth in 2022 over 2021 and be an approximately leverage-neutral transaction.

Building off of our strong performance in 2020 and Matt’s detail on our operating performance expectations for 2021, we estimate full-year 2021 adjusted EBITDA to increase 5% over 2020 based on the midpoint of our range. Our growth capital spending for 2021 will be meaningfully lower, as we completed substantially all of our remaining major projects in 2020. We estimate 2021 net growth CapEx to be between $350 million and $450 million, and net maintenance CapEx for 2021 of approximately $130 million.

As mentioned, we expect to end 2021 with reported leverage of around 4.25 times based on the midpoint of our 2021 EBITDA and CapEx estimates. Our consolidated leverage ratio will improve both from an expectation of higher EBITDA plus lower debt, as we expect to prioritize available free cash flow for debt repayment. We do not expect to be a significant cash taxpayer through at least 2024, based on current rules and our expectations for earnings and growth capital spending.

There are no changes to our approach to capital allocation in 2021. Our priorities continue to be, one, improving our leverage ratios; and two, simplifying our corporate structure. In 2020, we were able to allocate capital to different opportunities that were presented to us, repurchasing debt, common shares and TRC preferred shares, plus redeeming the TRP preferred. And looking forward, we will continue to be opportunistic as our expectation of strong performance will provide us with flexibility.

For additional details related to our estimated 2021 outlook, please review our earnings supplement slides that accompany our webcast this morning and which are also posted at the Investors page of our website.

Finally, I would like to echo Matt’s comments that our business is performing very well across difficult periods, and my thank you to every Targa employee as we are so extremely proud of the continued exceptional performance of our entire Targa team.

And with that, I will turn the call back to Sanjay.

Sanjay Lad

Vice President, Finance & Investor Relations, Targa Resources Corp.

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Targa Resources Corp. (TRGP) Q4 2020 Earnings Call	Corrected Transcript 23-Feb-2021

Thanks, Jen. We finally ask that you limit to one question and one follow-up, and re-enter the Q&A lineup if you have additional questions. Sherry, would you please open the lines for Q&A?

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Your first question comes from the line of Jeremy Tonet from JPMorgan. Your line is now open.

Jeremy Tonet	Q
Analyst, JPMorgan Securities LLC

Hi. Good morning. Hope everyone is well.

Matthew J. Meloy	A
Chief Executive Officer & Director, Targa Resources Corp.

Hey. Good morning, Jeremy.

Jeremy Tonet	Q
Analyst, JPMorgan Securities LLC

Thanks. Just want to touch based on the guidance as you laid out here. I was just trying to get a feel for the shape of the guidance over the year, if the second half kind of steps up over the first half here. And just want to think about if – it looks like the guidance might have been formed kind of at the end of last year and you provided the commodity price sensitivity, so we can bridge that to the strip and we can walk it up for the current commodity prices.

But was just curious, I guess, if it was set back then, commodity prices have moved up. Have conversations with producers changed over that time period? Do you see the potential for maybe more activity than when you formulated the guidance at that point?

Matthew J. Meloy	A
Chief Executive Officer & Director, Targa Resources Corp.

Yeah. Hey, Jeremy. Yeah. When we pulled together the guidance, what was driving the growth is large – projects coming online throughout 2020, getting full-year credit for that. And then we’re also anticipating 5% to 10% growth in the Permian. As volumes grow in the Permian, we’ll be able to capture a fee for gathering and processing, but then also capturing the majority of those liquids down Grand Prix, frac and then driving more exports.

So I think, yeah, as volumes kind of trend higher across the Permian, that’s going to move growth generally in that direction throughout the year. You’ve seen in the past, we have had some seasonal impacts from our wholesale propane business and others, which do come in to add margin in Q4 and Q1 relative to Q2 and Q3. But, generally speaking, we’re going to see a growth trajectory for Targa.

Jeremy Tonet	Q
Analyst, JPMorgan Securities LLC

Great. Thanks. And just want to kind of jump onto the comments as far as long-term leverage being 3 to 4 times. And if you’re exiting this year 4.25 times, presumably you kind of get to that 3 to 4 times range at some point next year. And I was just wondering how you think about the company at that point with regards to potentially reaching an investment-grade rating, or increasing dividend, or pressing down leverage lower. Just want to see, once you get into that range, how you think about moving forward at that point.

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Targa Resources Corp. (TRGP) Q4 2020 Earnings Call	Corrected Transcript 23-Feb-2021

Jennifer Kneale	A
Chief Financial Officer, Targa Resources Corp.

Good morning, Jeremy. And this is Jen. I think, from our perspective, we’ve been very transparent of becoming investment grade is also a priority of ours, one that we think will occur naturally just given the projection of our business. So I think you’re exactly right, we feel like we’ll exit 2021 in very good shape and that means that leverage should move into that long-range target when we get into 2022.

I think given all of the uncertainty that we’ve all lived through over the last year-plus in commodity markets, Matt and I have a preference for leverage to be lower than sort of getting to 4 times and staying around 4 times. But, ultimately, we’ll have to see does that mean we’re comfortable between 3.5 to 4 times or would we like to move leverage lower. And that’ll also partially be dependent on opportunities we’re seeing to continue to invest growth capital, to engage in share repurchases, etcetera.

So, we’ll continue to evaluate as we move through time, but I think that we feel like we’re exceptionally well- positioned as we look at the guidance and what it will mean for where we exit this year and what that will translate into going forward for the long-term.

Jeremy Tonet	Q
Analyst, JPMorgan Securities LLC

That’s very helpful. Thank you.

Operator: Your next question comes from the line of Tristan Richardson from Truist Securities. Your line is now open.

Tristan Richardson	Q
Analyst, Truist Securities, Inc.

Hey. Good morning, guys. Just to maybe follow-up on the previous question, I think we’re kind of consistently hearing from midstream players that the outlook today will encourage producer activity throughout the year that suggests upside from budgets that may have been prepared previously.

Does the high-end of the guide incorporate that assumption for just improved activity beyond what we’re seeing today? Or is the high-end of the guide just really kind of on the commodity price assumptions you’re seeing today and on sort of current customer behavior you’re seeing today?

Matthew J. Meloy	A
Chief Executive Officer & Director, Targa Resources Corp.

Yeah. Hey. Good morning, Tristan. Yeah, I would say when we put this together, it had kind of that $50 crude oil environment in it. Yeah, I think as we look at producer expectations, we are hearing from especially our larger producer customers more discipline around maintaining their plans and drilling plans for the year, even in the face of increasing commodity prices. That said, we have seen the rig count move up. We have seen frac crews increase steadily.

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Targa Resources Corp. (TRGP) Q4 2020 Earnings Call	Corrected Transcript 23-Feb-2021

So, to the extent we’re meaningfully above that, there could be some upside if prices hold here and stay like this throughout the year. I think that the incremental volumes based on our system would come likely more from the small, mid-cap producers who decide to add a rig or increase their activity as they generate more cash flow. And then we could also see some additional upside up in the Badlands, up in the Bakken area, if it is more price sensitive up there. So we could see some more potential upside if prices are well in excess of our planning assumption.

Tristan Richardson	Q
Analyst, Truist Securities, Inc.

That’s helpful, Matt. And just really briefly the follow-up I guess would be, is it too early to generally quantify the magnitude of the disruption we’ve seen over the past couple of weeks, or there’s just a general framework or the way to think about the magnitude of what occurred and how that may sort of translate to the guidance.

Matthew J. Meloy	A
Chief Executive Officer & Director, Targa Resources Corp.

Sure. I’d say we are continuing to assess that. We’re still ramping up. As I’ve said in the script, we’re about at 90% of pre-storm levels. So we’re not back to where we were before yet. And part of quantification of that, as we look through our assets, over the last 10 days we were about at kind of an average of 50% rates across most of our businesses, which is really significant compared to winter storms we’ve experienced in the past. But when we look across our businesses, across our systems, we’re comfortable that that was a short-term event and we’re still comfortable with our annual guidance that we provided.

Tristan Richardson	Q
Analyst, Truist Securities, Inc.

Makes sense. Thank you guys very much.

Matthew J. Meloy	A
Chief Executive Officer & Director, Targa Resources Corp.

Okay. Thank you.

Operator: Your next question comes from the line of Shneur Gershuni from UBS. Your line is now open.

Shneur Z. Gershuni	Q
Analyst, UBS Securities LLC

Hi. Good morning, guys. Before I get to my two questions, just want to confirm something you said to Tristan’s first question. Did you say there was upside to the range or upside within the range for the outcomes that you talked about?

Matthew J. Meloy	A
Chief Executive Officer & Director, Targa Resources Corp.

Hey, Shneur. Good morning. Yeah, I think as I talked about it, it’s – we did prepare that late last year in a kind of $50 crude world, $0.55 NGL world. To the extent we’re meaningful above that for an extended period of time, there could be more volumes than our range that we gave. It’s still – we’re here in February, and what we’ve experienced so far this year is some negative to that, right, with the freeze-offs and things that we saw early this year. So I think we’re still comfortable with the 5% to 10% range we gave in the Permian, but it’s still early in the year.

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Targa Resources Corp. (TRGP) Q4 2020 Earnings Call	Corrected Transcript 23-Feb-2021

Shneur Z. Gershuni	Q
Analyst, UBS Securities LLC

Okay. Yeah. Appreciate that. Just wanted to focus on the recent debt raise that you did at the beginning of February. Originally, you came to market for $500 million and then it was upside to $1 billion. I think you got 4% rates on it, which seem very attractive.

I want to be careful not to use the word prefunding as cash is ultimately fungible, but does this create added financial flexibility when thinking about Targa in terms of what you have in the upcoming year? Does it allow you to more easily finance the DevCo when the MOIC and the IRR cross at some point late this year or early next year? Just wondering if you can give us some thoughts around that.

Jennifer Kneale	A
Chief Financial Officer, Targa Resources Corp.

Good morning, Shneur. This is Jen. I mean, absolutely, it provides us with additional flexibility. And so, being able to term out additional debt, free up our revolvers, as well as clean up some other series of notes that were callable just increases the flexibility that we have. We’ve got $2.7 billion of available liquidity. I wouldn’t say that this is us trying to do something in advance of taking out the DevCos in Q1 of 2022; it’s us being opportunistic. And we, thankfully, have benefited from a very robust high-yield market.

So the opportunity to be able to issue $1 billion at 4% in our view was something that we wanted to utilize and do. So our prior assumptions may have been that we access the debt markets later in the year. Now we’ve been able to do that at, again, a very attractive rate earlier than we may have been assuming under prior scenarios.

Shneur Z. Gershuni	Q
Analyst, UBS Securities LLC

Yeah. Thank you for that. And for my official follow-up question, just when sort of thinking about the drivers within your guidance for this year, is it possible to rank-order in terms of impact? What would drive you to the upper end? Is it specifically volumes through G&P? Is it volumes on Grand Prix? Or should we be thinking downstream? Which one would give you the biggest impact in terms of moving towards the upper end?

Matthew J. Meloy	A
Chief Executive Officer & Director, Targa Resources Corp.

Yeah, Shneur. As we think about variability within our range, I think for us the impact really starts for volumes out in the Permian because we’re going to capture a G&P fee and then that does translate into Grand Prix volumes, fractionation volumes and ultimately export volume. So we’re on the strong side of that. Or if things ramp a little higher out there, that would be additional margin for us or additional EBITDA for us.

I’d also say there’s – we have seen variability in what producers have told us, and they’ve actually come back maybe even stronger than our initial expectations up in the Badlands. So, to the extent there’s more activity up there, that could be some upside for us as well.

Jennifer Kneale	A
Chief Financial Officer, Targa Resources Corp.

And then on prices, Shneur, certainly to the extent that we continue to see prices at these levels are higher, we would benefit. And Matt said in his scripted comments, we do have fee floors in a number of our G&P contracts. So, to the extent prices are higher, then that may create some margin uplift beyond what was assumed in the various scenarios underpinning our guidance range.

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Targa Resources Corp. (TRGP) Q4 2020 Earnings Call	Corrected Transcript 23-Feb-2021

Shneur Z. Gershuni	Q
Analyst, UBS Securities LLC

Perfect. Thank you very much for that. Appreciate it. And please stay safe and stay warm.

Jennifer Kneale	A
Chief Financial Officer, Targa Resources Corp.

Thank you.

Matthew J. Meloy	A
Chief Executive Officer & Director, Targa Resources Corp.

Okay. Thank you.

Operator: Your next question comes from the line of Ujjwal Pradhan from Bank of America. Your line is now open.

Ujjwal Pradhan	Q
Analyst, Bank of America Merrill Lynch

Good afternoon, everyone. Thanks for taking my question. Wanted to touch on your 2021 CapEx budget of $350 million to $450 million and the components of that. Other than well-connect and the Heim Plant spending, is there anything else baked into that budget? And maybe if you can speak to the range as well?

Matthew J. Meloy	A
Chief Executive Officer & Director, Targa Resources Corp.

Sure. Yeah. The major project in there is the Heim Plant which we said is about $90 million. Most of that $90 million is in 2021. The rest would relate to field growth, that’s compression, pipelines, bringing additional volumes to our processing facilities. And so, I’d say the range would also correlate to the range of our expected growth out in the Permian. If we get a little bit more growth out there and we’re at the high side, it’s likely going to come with more additional field-level CapEx out there as well. So, that’s why we gave a range.

We have some additional growth spending for additional connectivity around Belvieu. As we’re growing volumes, we have additional capital in there for that as well. It’s not – those aren’t – we don’t usually call those out, but there’s some smaller items that aggregate to some amount of capital there in the downstream as well. So, if there’s more activity, more volumes, you could have more connections downstream and also more capital spending on the G&P side.

Ujjwal Pradhan	Q
Analyst, Bank of America Merrill Lynch

Thanks, Matt. And as a follow-up, wanted to get your latest thoughts on midstream M&A. Certainly, we have seen some activity materialize recently, including in a transaction in the Mid-Con. What is Targo’s latest thoughts on potentially being a buyer or a seller of assets, and more likely, how you think about potentially divesting some of the declining G&P basin assets?

Matthew J. Meloy	A
Chief Executive Officer & Director, Targa Resources Corp.

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Targa Resources Corp. (TRGP) Q4 2020 Earnings Call	Corrected Transcript 23-Feb-2021

Yeah. I’d say our view on that really hasn’t changed. We have seen some activity from others. We have a really good position stand-alone, being able to invest organically in our Permian footprint. We have millions of acres dedicated to us, really good producer customers and relationship that’s going to provide us with growth for years to come. So we don’t feel like we have a need or we have to go out and fill a hole or acquire something. We have a really good position on the G&P side and our NGL side of the business.

So, we’ll be opportunistic. We continue to look. If there’s some opportunities that line up with the overall targets and metrics that we’ve talked about earlier, we want to continue to de-leverage, generate free cash flow and the like. So, if we can find some acquisitions that fit into that and compete with our organic growth spending, I think we’d continue to take a hard look at those. But it’s a pretty high hurdle for that to actually occur. So I think most of what you’re going to see here, at least in the short-, medium-term, is going be us focused on organic growth.

Ujjwal Pradhan	Q
Analyst, Bank of America Merrill Lynch

Appreciate your comments. Thanks, Matt.

Matthew J. Meloy	A
Chief Executive Officer & Director, Targa Resources Corp.

Okay. Thank you.

Operator: Your next question comes from the line of Christine Cho from Barclays. Your line is now open.

Christine Cho	Q
Analyst, Barclays Capital, Inc.

Thank you. Good morning. So, if I could follow-up to Tristan’s question about the weather impact, and recognizing that you’re still comfortable with the guidance range. But I just want to maybe understand how things in operations actually work.

So, you’re highly hedged for natural gas this year. And as we think about the weather events last week, is there a scenario in which you still had to deliver the gas, and with your plants offline, you’re actually short gas and you actually have to buy it in the open market? Or do you have gas in storage that would make that scenario unlikely? Or was the price upside for volumes coming out of the plants that were still online more than offsetting that? Like, how should I think about that?

Matthew J. Meloy	A
Chief Executive Officer & Director, Targa Resources Corp.

Sure. Yeah. As it relates to the weather impact on our corporate hedges, so two things. One, we have cushion to the volumes that we hedge. So, when we hedge, it’s in that – it’ll be a monthly volume amount. So, as we were down, it would eat into that cushion that we have. So we talked about hedging 90% of our volumes for 2021. So we have some cushion for instances like these.

Also when we hedge, we’re hedging versus 1st of month. So the huge price spikes that you saw with cash or a spot market, our hedges are not settled against the cash or a spot market. They’re hedged against 1st of month and those were relatively normal prices. So, relative to our hedging program, we don’t see a big minus or plus there.

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Targa Resources Corp. (TRGP) Q4 2020 Earnings Call	Corrected Transcript 23-Feb-2021

Christine Cho	Q
Analyst, Barclays Capital, Inc.

Okay. Helpful. And then, in fourth quarter, I believe some of the NGLs that were moving on third-party pipes moved on to your pipes. Do you get a full-quarter impact from that or is there some spillover into 1Q? And then I think there’s still some more volumes that will migrate on to your system over the next several years. But would you be able to quantify how much we should expect in future years, or just any color that would help us frame how we should think about it?

Matthew J. Meloy	A
Chief Executive Officer & Director, Targa Resources Corp.

Yeah. So we’ve – since Grand Prix has been in operation, we’ve continued as contracts roll, moved volumes from other pipelines on to ours. We did have some of that here in the back half of last year. And we’re going to, over the next several years, kind of have some more, right?

So we’re not giving specific clarity on the amount or size or when those happened, but just kind of talk generally. And so we did have some of that in the back half of 2021 (sic) [2020]. I think as we go forward here for the short- medium-term, most of what we have in terms of Grand Prix growth is going to be from organic growth across our footprint and from third-party customers where we have commitments and acreage dedications.

Jennifer Kneale	A
Chief Financial Officer, Targa Resources Corp.

And part of why we gave guidance, Christine, on Grand Prix is just because it’s ramped so rapidly since it came into service. It’s generally not our practice to give single asset guidance, but for this one we thought it was important when you looked at 2021 relative to 2020, just because we did have a rapid ramp as we moved through really the pipes coming in service in late 2019.

Christine Cho	Q
Analyst, Barclays Capital, Inc.

So it sounds like the fourth quarter number is a good starting point and we just layer on whatever growth we see – we expect from the Permian for you guys. Is that kind of accurate?

Matthew J. Meloy	A
Chief Executive Officer & Director, Targa Resources Corp.

I’d say that’s a reasonable assumption. There’s always some amount of transportation volumes that we have that are on shorter-term, but those come and go. And so, we think starting with Q4 and then building on some growth is a reasonable expectation. We could have some pluses or minuses from shorter-term volume in the quarter.

Christine Cho	Q
Analyst, Barclays Capital, Inc.

Got it. Thank you.

Matthew J. Meloy	A
Chief Executive Officer & Director, Targa Resources Corp.

Okay. Thank you.

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Targa Resources Corp. (TRGP) Q4 2020 Earnings Call	Corrected Transcript 23-Feb-2021

Operator: Your next question comes from the line of Spiro Dounis from Credit Suisse. Your line is now open.

Spiro Dounis Analyst, Credit Suisse Securities (USA) LLC	Q

Hey, Matt. Hey, Jen. Just wanted to follow-up on ethane recovery, just to get a sense of how much that could be a tailwind into 2021. I know last year for a good portion of it I think you were fully recovering the Permian, not sure what the case was in other basins. But just curious how you’re thinking about that potential tailwind in 2021 and how much of that’s incorporated in the guidance.

Matthew J. Meloy Chief Executive Officer & Director, Targa Resources Corp.	A

Sure. Yeah. In terms of ethane recovery, we have done a lot of work on our processing plants out in West Texas to basically be able to recover more ethane. So, as that work was kind of getting done and wrapping up last year, we still have some more to do that could increase recoveries on our G&P system and bring incremental volumes down Grand Prix and frac.

So I’d say there’s some potential for upside. But we’ve been for the most part in recovery on most of our processing within G&P, not all of it, but within most. So there’ll be some upside from just better mechanical recoveries from us doing maintenance work on our processing plants.

Spiro Dounis Analyst, Credit Suisse Securities (USA) LLC	Q

Okay. Understood. That’s helpful. And, Jen, second one’s for you just with respect to the DevCo interest. I know you’re not changing any of your base case assumptions. But I think one of the data points you provided last quarter’s call was an implied acquisition multiple in the 5 to 6 times range. Seems like market has tightened considerably since then, has improved since then, things seem to be going well. So, just curious, [ph] splitting hairs (39:30) a little bit, but just curious if that multiple is trending closer to the 5 times as opposed to the 6 times at this point?

Jennifer Kneale Chief Financial Officer, Targa Resources Corp.	A

I think when you think about the three assets that are in the DevCos, you’ve had GCX which is essentially take-or- pay residue pipeline, you’ve got our frac train that essentially has been running, well-utilized since it came in service. So you’re really pointing at Grand Prix to potentially say, is it performing better this quarter versus our expectations when we put that out in November.

I mean, I’d say that it’s not a material change. We have had very robust expectations for Grand Prix and it’s absolutely continuing to deliver as a game changer for our company. But I wouldn’t say that there’s a material change there, such that you should be thinking that it’s altering our base case assumption, Spiro.

Spiro Dounis Analyst, Credit Suisse Securities (USA) LLC	Q

Understood. Helpful color. Thanks, everybody. Be well.

Jennifer Kneale Chief Financial Officer, Targa Resources Corp.	A

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Targa Resources Corp. (TRGP) Q4 2020 Earnings Call	Corrected Transcript 23-Feb-2021

Thank you.

Matthew J. Meloy Chief Executive Officer & Director, Targa Resources Corp.	A

Okay. Thank you.

Operator: Our next question comes from the line of Keith Stanley from Wolfe Research. Your line is now open.

Keith Stanley Analyst, Wolfe Research LLC	Q

Hi. Thanks. First question, just curious, the outlook you guys see for LPG exports. We saw a really good growth in the second half of the year with the expansion. Curious how much of the volumes we saw, especially in Q4, have to do with favorable winter – kind of a favorable winter season globally versus how much you expect that that level of exports could really be sustained through the year with new contracts and, I guess, the market staying strong?

Matthew J. Meloy Chief Executive Officer & Director, Targa Resources Corp.	A

Yeah. Sure. On the export side, we really did have a favorable export market in Q4. You saw us kind of have record results, over 11 million barrels. I think, longer-term, a lot of the fundamentals that set up a strong Q4 are going to be there over the longer-term. But here in the first quarter, you’ve seen some headwinds related to weather impacts, propane, ship availability. You have had some issues here in the first quarter.

I think those are going to work themselves out over time, as supply kind of comes back on the Y-grade NGL side. As we’re making more propane, it’s going to have to hit the water and clear. So I think, going forward, longer-term expectations are very good for our exports. There will be some weakness or softness in the first quarter.

Keith Stanley Analyst, Wolfe Research LLC	Q

Great. And second question, just a follow-up on what happened last weekend in Texas. First, just how do you buy electricity in Texas? Is it mainly through sort of market prices or do you have fixed rate contracts or hedges for most of your needs? And then, just clarifying all the comments on the call so far, it sounds like the impacts of the events last week, it’s primarily just short-term volume impacts on your assets being down for this period and that’s really primarily what we’re looking at.

Matthew J. Meloy Chief Executive Officer & Director, Targa Resources Corp.	A

Yeah. Sure. I mean, as it relates to the weather impacts, really don’t want to get into specifics on how – I mean, it’s different for different assets, different in downstream than it is on G&P. We have a number of arrangements on electricity. But when we look at the total, how we buy electricity, how volumes have moved, across all of our footprint we’re comfortable with our guidance range. So I think that’s where we stand on the kind of in aggregate impacts on the weather.

Keith Stanley Analyst, Wolfe Research LLC	Q

Thanks.

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Targa Resources Corp. (TRGP) Q4 2020 Earnings Call	Corrected Transcript 23-Feb-2021

Matthew J. Meloy Chief Executive Officer & Director, Targa Resources Corp.	A

Okay. Thank you.

Operator: Your next question comes from the line of Pearce Hammond from Simmons Energy. Your line is now open.

Pearce Hammond Analyst, Piper Sandler & Co.	Q

Good morning. Just one question from me. I’m just curious, do you see any new business opportunities for Targa related to the energy transition to capitalize on Targa’s core competencies, whether that be in carbon capture, storage, hydrogen, whatever related to the energy transition? Thank you.

Matthew J. Meloy Chief Executive Officer & Director, Targa Resources Corp.	A

Sure. Absolutely. Yeah. As it relates to new business opportunities, I think the first we look – I just want to reiterate that natural gas, NGLs, LPGs, we think this business is going to be around for a long time for decades to come. But with that said, we are continuing to look at other opportunities. We think we have time to evaluate those to see if any of those makes sense for Targa.

But we are, right now, actively looking at whether we want to participate in renewable projects, wind and solar, so we’re evaluating those. They don’t necessarily have to be from a capital position. We can participate in those as an offtake because we are a large purchaser of electricity. So we can support those projects without necessarily putting capital into those projects. So we’re looking to see how we can be a part of that kind of renewable solution there.

And as it relates to carbon capture, I’d say there are some opportunities for us in that area that would fit our core competencies, laying pipelines, gathering and aggregating CO2. So we are looking at some of those projects as well. I’d say, stay tuned, there’s more to come there. There is more to come on that and we do have some time to kind of continue to evaluate about what is our role going to be in that. It doesn’t necessarily have to be from a capital position. If we’re going to spend capital, we need to earn a good return on that. But there are other ways to participate in those projects as well.

Pearce Hammond Analyst, Piper Sandler & Co.	Q

Okay. Thank you very much, Matt, for the helpful answer.

Matthew J. Meloy Chief Executive Officer & Director, Targa Resources Corp.	A

Sure. Thank you.

Operator: Our next question comes from the line of Michael Blum from Wells Fargo. Your line is now open.

Michael Blum Analyst, Wells Fargo Securities LLC	Q

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Targa Resources Corp. (TRGP) Q4 2020 Earnings Call	Corrected Transcript 23-Feb-2021

Thanks. Good morning, everybody. Just wanted to follow-up on the LPG export questions. In particular, just wanted to better understand the impact of the last couple of weeks with the freezing weather. Just is this – just I wanted to understand, I guess, the better – really the operational impacts and is it really very short-term and now if things are backed up and running. I guess, I’m looking for more like a real-time look into how that business is recovering this week.

D. Scott Pryor President-Logistics and Transportation, Targa Resources Corp.	A

Hey, Mike. This is Scott. Let me just, I guess, complement some of the things that Matt was saying earlier. When you look at the fourth quarter, for instance, the 11.3 million barrels that we had across the dock during that quarter certainly benefited from our phased-in expansion, which was inclusive of our third refrigeration unit at Galena Park. But it also benefited from cold weather really across the globe, especially in the Far East. And then, of course, we were able to squeeze in a number of spot cargoes during that fourth quarter. So, in aggregate, we had a lot of benefit in the quarter that put us over that 11 million barrels.

When we look at the first quarter, as Matt alluded to, we’ve had some fog delays during the first half of this quarter. Certainly, the weather event last week had an impact to our operations, but we’ve made great progress in putting the facility back online. So we are back to loading cargoes at this point. This, obviously, though the event tightens up our schedule for our term lifters. So the opportunity for spot cargoes that we saw similar in the fourth quarter is tougher. But we still – when we look at the long-term view of the facility, both for 2021 and beyond, the fundamentals stack up very positively in our favor.

Michael Blum Analyst, Wells Fargo Securities LLC	Q

Great. And then just one follow-up to that. In terms of what’s going on in the congestion at the Panama Canal, do you see that as just a short-term issue that gets resolved or do you think that’s a longer-term issue and maybe changes some of the routes permanently for LPG targets?

D. Scott Pryor President-Logistics and Transportation, Targa Resources Corp.	A

We’ve seen a number of delays throughout the second half of last year, as things started tightening up at the Panama Canal. The expansion, obviously, that took a number of years to put in place but has been in place for a few years now certainly helped transit times, both for LPGs as well as larger cargoes transiting the canal.

With that said, LPG has had some difficulties and has had a number of delays during that second half of the year. we have seen improvement during the back half of the fourth quarter. You’ve seen charter rates that have come down significantly over the course of the last four weeks. So, things are improving.

But I think there’s always a decision to make for the vessel owners. Do they take the transit to the Panama Canal or do they go ahead and move around the Cape of Good Hope? So those are always decisions that can be made and depends upon what the delays look like, what the transit times look like relative to the markets they’re going to. So those are decisions that are made periodically throughout various quarters and months.

Michael Blum Analyst, Wells Fargo Securities LLC	Q

Great. Thank you very much.

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Targa Resources Corp. (TRGP) Q4 2020 Earnings Call	Corrected Transcript 23-Feb-2021

D. Scott Pryor President-Logistics and Transportation, Targa Resources Corp.	A

Thank you, Michael.

Matthew J. Meloy Chief Executive Officer & Director, Targa Resources Corp.	A

Okay. Thank you, Michael.

Operator: Your next question comes from the line of James Carreker from US Capital Advisors. Your line is now open.

James Carreker Analyst, USCA Securities LLC	Q

Hi, guys. Thanks for the questions. I was just wondering if you guys might talk about just the Permian outlook and the potential for new plants there. You’ve obviously got the Heim Plant coming in later this year. What could the timeline be for the next plant there? And can you kind of compare that to how much remaining capacity is out in the Delaware and what would be the timeline to potentially [ph] needing (49:31) something on the Delaware side?

Matthew J. Meloy Chief Executive Officer & Director, Targa Resources Corp.	A

Yeah. Sure. Thanks for the question, James. As we look through – out at the Permian, every time we brought a plan on, it’s been fully utilized relatively quickly. We would expect the same to occur when we have the Heim Plant later this year.

So I think as we see volumes, how they respond coming back from these recent weather events, but also what the volumes look like relative to the commodity price environment we’re in, kind of in the first part of this year, I think we’ll be likely making a decision of do we need another plant. Maybe that slips to the back half of this year. But I think some point in this year, we’ll have enough visibility to say, well, we think not only Heim is going to be full, but we need to add another plant. And we’ve already been evaluating options to add another one, another plant out there, whether it’s moving another – one of our plants from another area we have or putting in a new plant or evaluating that to see what the best option is for Targa.

This would be a really good add for us, adding additional processing in the Permian Midland when you get the G&P fee and then a transport frac and more volumes for export, really good economics for us now that we’ve got the capital in place on the downstream side of things. So, a really good return for us as volumes continue to grow out in the Midland.

And on the Delaware side, with bringing on Falcon and Peregrine, feels like we have more time, more runway out there. So we’ll just kind of continue to evaluate those volumes. There’s also some excess capacity out there from other processors as well. So, even if volumes ramp and we needed more capacity, we could even look at potential offloads if it needed to bridge a gap for us there as we’re building a new plant. So we have more flexibility out there. The capacity on the Midland side just all around is tighter.

James Carreker Analyst, USCA Securities LLC	Q

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Targa Resources Corp. (TRGP) Q4 2020 Earnings Call	Corrected Transcript 23-Feb-2021

Got you. Appreciate that color. And then, I guess, switching topics a bit just on ESG. A lot of producers are now committing to reducing GHG emissions and intensity. Just any thoughts for you guys about putting some emissions reductions targets out there this year or sometime in the near future?

Matthew J. Meloy Chief Executive Officer & Director, Targa Resources Corp.	A

Yeah. I mean, that is something – we know it’s been talked about quite a bit. A number of producers and other midstreamers have put targets out there. I’d say that’s something that we are taking a hard look at internally amongst the management team and with our board about what, if any, targets and goals we want internally and externally. So, I’d say, we’re in the evaluation process of that of kind of what the goals would be and how we’d articulate those. But we are working to reduce our overall emissions and continuing to kind of improve our metrics on flaring and emissions across the board while we’re evaluating what the best goals would be.

James Carreker Analyst, USCA Securities LLC	Q

Thanks.

Matthew J. Meloy Chief Executive Officer & Director, Targa Resources Corp.	A

Yes. Thank you.

Operator: Our last question comes from the line of Shneur Gershuni from UBS. Your line is now open.

Shneur Z. Gershuni Analyst, UBS Securities LLC	Q

Hi, guys. Sorry for the follow-up question here. I just wanted to go back to the response on asset sales and divestments and so forth. It just sort of seems like the PE market is starting to heat up again. Any specific thoughts around the Badlands asset maybe sell it – the balance of it or GCF or the Louisiana frac, just sort of like get to a point where you’re completely focused on the Permian system that you described earlier about the integrated benefits of it.

Jennifer Kneale Chief Financial Officer, Targa Resources Corp.	A

Shneur, this is Jen. I think that we’re very pleased that we sold the 45% interest in the Badlands to GSO when we did, and they’ve been a great partner of ours. So we like the Bakken exposure that we have at this point time. And I think particularly when you look at what crude prices are beginning to look like for the next several years, hopefully there’s even more upside there than we’re currently forecasting.

So we don’t have any active processes underway related to asset sales. We’ve been very open that upon acquiring the DevCos, one of the assets that may make sense for us to consider selling would be something like our interest in Gulf Coast Express where we’re not the operator and we are not the majority owner. So I think something like that is more consistent with how we’ve talked publicly about potential divestitures. But, clearly, part of our job is to look at any opportunities to liquidate any assets. But, again, we don’t have any active processes underway right now.

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Targa Resources Corp. (TRGP) Q4 2020 Earnings Call	Corrected Transcript 23-Feb-2021

Shneur Z. Gershuni Analyst, UBS Securities LLC	Q

All right. Perfect. Thank you very much. Appreciate the clarification and have a great day.

Jennifer Kneale Chief Financial Officer, Targa Resources Corp.	A

Thanks, Shneur. You too.

Operator: I am showing no further questions at this time. I would now like to turn the conference back to Sanjay Lad.

Sanjay Lad Vice President, Finance & Investor Relations, Targa Resources Corp.

We thank everyone that was on the call this morning and we appreciate your interest in Targa Resources. The IR team will be available for any follow-up questions you may have. Thank you and have a great day.

Operator: Ladies and gentlemen, this concludes today’s conference call. Thank you all for your participation and have a wonderful day. You may all disconnect.

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